Exhibit 99.3

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

We hereby consent to the use of our prepared disclosure included in the joint proxy statement/prospectus under the caption “Description of Discussions with Citigroup” which forms a part of the Registration Statement on Form S-4 relating to the proposed business combination between GP Investments Acquisition Corp. and Rimini Street, Inc. and references to such disclosure in such joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Citigroup Global Markets Inc.
Citigroup Global Markets Inc.

New York, New York
 September 6, 2017